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                                                                   Exhibit 21.1

RCG Mississippi, Inc.
D.M.N. of Indiana Corporation
Renal Care Group Texas, Inc.
Kansas Nephrology Association
Renal Care Group, Inc. a Tennessee Corporation
Main Line Suburban Dialysis Centers, Inc.
RCG Three Corp.
RCG Four Corp.
RCG Nine Corp.
RenalWest, L.C.
The Nephrology Centers, Inc.
Northeast Alabama Kidney Center, Inc.